FOR IMMEDIATE RELEASE

For more information, contact: Thomas P. Gunning (201) 599-6464
                               Tom.Gunning@covistacom.com

                 COVISTA COMMUNICATIONS, INC., RELEASES RESULTS
                    FOR THE THREE MONTHS ENDED APRIL 30, 2003

Chattanooga, TN, June 12, 2003 - Covista Communications, Inc. (NASDAQ Symbol:
CVST), today announced its first fiscal quarter results.

For the first quarter of fiscal year 2004 which ended April 30, 2003, Covista Communications, Inc. reported revenue of $23,269,857 as compared to revenue of $24,548,143 for the prior year's first fiscal quarter and a loss of $777,801 or $.04 per share compared with a loss of $2,864,644 or $.23 per share for the prior year's first fiscal quarter. Most importantly, the Company enjoyed continued positive cash flow during the quarter.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "It is very gratifying to see the progress the Company continues to make in returning to profitability and in maintaining positive cash flow. The significant improvement in Covista's operations is due primarily to the regrooming of its network and ongoing monitoring of overhead costs. During the quarter, the Company actively marketed its products through its KISS LD program and agent channels, increasing its customer base to more than a quarter of a million commercial and residential users. In addition, the conclusion of our previously announced revolving credit agreement with Capital Source Finance, providing up to $8,000,000, greatly improves our liquidity."

Mr. Leach continued, "We are very excited about completing our local service testing and recently provisioned our first local service customers. Looking ahead to the rest of fiscal 2004, Covista will continue to monitor our costs and optimize our network while we aggressively market our bundled service offerings to both new and existing customers."

We are providing the following consolidated summary of operations (unaudited) for the three months ended April 30, 2003 and 2002 (amounts and number of shares in thousands except for share data):

                             QUARTER ENDED APRIL 30
                             ----------------------

                                                  2003               2002
                                                  ----               ----
Revenue                                          $23,270            $24,548
Cost & Expense                                    23,972             27,215
Operating Loss                                      (702)            (2,667)
Other Expense                                        (76)              (198)
Net Loss                                            (778)            (2,865)

Comprehensive Loss                                  (778)            (2,865)
Basic Loss per Common Share                      $ (0.04)           $ (0.23)

Diluted Loss Common Share                        $ (0.04)           $ (0.23)
Average Number of Common Shares
               Basic                              17,783             12,463
               Diluted                            17,783             12,463


About Covista:

Covista is a facilities-based long distance telecommunications, Internet and data services provider with a substantial customer base in the residential and commercial market segments. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in New York City, Philadelphia, Dallas and Chattanooga, and has announced plans to expand to an additional switch site in Minneapolis. Covista also operates Network Operations, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at WWW.COVISTA.COM.


Certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Registrant "believes", "anticipates", "expects", or words of similar import. Similarly, statements which describe the Registrant's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this Report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this Report and the Registrant undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.